Exhibit 23.2


                       Consent of Independent Auditors



         We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-42039) on Form S-4 and related Prospectus of Hvide Marine Incorporated for the registration of $300 million 8.375% Senior Notes and to the incorporation by reference therein of our report dated December 8, 1997, with respect to the combined statements of assets to be sold and the related combined statements of vessel operations of Care Offshore, Inc. included in Hvide Marine Incorporated's Registration Statement (Form S-3 No. 333-42039), filed with the Securities and Exchange Commission.


                                                   /s/ ATAG Ernst & Young S.A.

Geneva, Switzerland
March 13, 1998